Exhibit 99.1

NeuroBo Pharmaceuticals Announces Exclusive License Agreement with MThera Pharma for NB-01

CAMBRIDGE, Mass., July 30, 2024 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on the transformation of cardiometabolic diseases, today announced the signing of an exclusive license agreement, providing MThera Pharma Co., Ltd. (MTHERA) with the  rights to NB-01 for the treatment of painful diabetic neuropathy. The agreement allows MTHERA to conduct research and clinical trials, including, but not limited to, a potential Phase 3 clinical trial in the United States and South Korea, for the future commercialization of NB-01. Financial terms of the agreement were not disclosed.

“Finalizing this agreement for NB-01 is an important milestone for NeuroBo, reflecting our stated commitment to out-license our legacy assets in order to focus on the continued clinical development of DA-1726 and DA-1241,” stated Hyung Heon Kim, President and Chief Executive Officer of NeuroBo. “MTHERA has extensive experience in manufacturing, quality control and clinical development of natural medicines and botanical drugs, making the company an ideal partner to continue the development of NB-01.”

“Based on the positive Phase 2 efficacy results for NB-01 for diabetic neuropathy, we intend to develop it as a potential treatment for peripheral diabetes,” stated Dr. Mi Won Sohn, Chief Executive Officer of MTHERA. “Utilizing our SyMthomics platform technology, we can clearly identify the mechanism of action and active ingredients of NB-01 to assist in predicting its clinical efficacy as an innovative treatment, with the intent of advancing NB-01 into the next phase of clinical development. We are grateful to NeuroBo for the opportunity to further advance NB-01, and to potentially bring this promising therapy to patients in need.”

About MThera Pharma

MThera Pharma Co., Ltd., headquartered in Seoul, South Korea, is a biopharmaceutical company developing first-in-class botanical drug products using novel, multi-component/multi-target-driven disease-modifying therapies to address diverse etiology and treat chronic incurable diseases such as Parkinson's disease, dementia and inflammatory bowel disease. MThera’s platform technology, SyMthomics, consists of its MThera-CODA system (AI based in silico system), a cutting-edge multi-omics integration technology, as well as systems biology and bioinformatics. MThera’s standardization technology and advanced CMC technology for raw materials, drug substances and drug products are designed to meet the U.S. Food and Drug Administration requirements for therapeutic consistency. For more information, please visit www.mtherapharma.com.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with NeuroBo's ability to execute on its commercial strategy; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of NeuroBo's current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the cooperation of NeuroBo's contract manufacturers, clinical study partners and others involved in the development of NeuroBo's current and future product candidates; potential negative interactions between NeuroBo's product candidates and any other products with which they are combined for treatment; NeuroBo's ability to initiate and complete clinical trials on a timely basis; NeuroBo’s ability to recruit subjects for its clinical trials; whether NeuroBo receives results from NeuroBo's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to NeuroBo's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in NeuroBo’s filings with the Securities and Exchange Commission, including NeuroBo’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NeuroBo Pharmaceuticals
Marhsall H. Woodworth
Chief Financial Officer
+1-857-299-1033

marshall.woodworth@neurobopharma.com

Rx Communications Group
Michael Miller
+1 917-633-6086
mmiller@rxir.com